Exhibit 10.49

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the “Agreement”) by and between INCYTE CORPORATION, a Delaware corporation (the “Company”), and Kenneth Jacobsen (the “Executive”), effective as of the 21 day of November, 2003.

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to induce the Executive to continue to be employed by the Company on an “at will” basis by providing the Executive with certain benefits upon termination of the Executive’s employment under certain circumstances as set forth herein. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

SECTION 1. DEFINITIONS.

(a) “Annual Base Salary” means the highest rate of annual base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the 12-month period immediately preceding the month in which the employment termination date occurs.

(b) “Cause” means:

(i) The willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness or impairment), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties; or

(ii) The willful engaging by the Executive in illegal conduct, gross misconduct or dishonesty which is materially and demonstrably injurious to the Company; or

(iii) Unauthorized and prejudicial disclosure or misuse of the Company’s secret, confidential or proprietary information, knowledge or data relating to the Company or its affiliates.

Notwithstanding the foregoing, “Cause” shall not include any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company to whom the Executive reports or based upon the advice of counsel for the Company.

(c) “Disability” means a condition that renders the Executive unable to engage in substantial gainful activity by means of any medically determinable mental or physical impairment.

(d) “Target Bonus” means the Executive’s target bonus under the Company’s annual bonus program, or any comparable bonus under any predecessor or successor plan (the “Bonus Plan”), for the year in which the employment termination date occurs.

SECTION 2. OBLIGATIONS OF THE COMPANY UPON TERMINATION OF EMPLOYMENT.

(a) Termination Other Than for Cause, Death or Disability. If the Company terminates the Executive’s employment other than for Cause (and the Executive’s employment is not terminated by reason of death or Disability), the Executive shall be entitled to the following severance benefits:

(i) the sum of (A) the Executive’s Annual Base Salary and (B) the Target Bonus, payable in a lump sum within 30 days after the date of termination;

(ii) the product of (A) the Target Bonus and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, payable in a lump sum within 30 days after the date of termination;

(iii) for 12 months after the date of the Executive’s termination of employment, reimbursement for a portion of the group health continuation coverage premiums paid by the Executive for coverage for the Executive and/or the Executive’s eligible dependents under Title IX of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), equal to the percentage share of premiums the Company paid for such coverage prior to the employment termination date (provided that the Executive shall be solely responsible for properly electing to continue such coverage under COBRA); and

(iv) If the Executive’s employment terminates prior to the date on which bonuses pursuant to the Bonus Plan are paid for the most recently completed fiscal year, but after the end of such fiscal year, the Executive shall remain eligible for the payment of such a bonus notwithstanding the fact that the Executive is no longer employed on the date of payment.

For purposes of this Agreement, the Executive shall not be considered to have been terminated by the Company without Cause if he resigns or is terminated after declining an offer to relocate to the Company’s offices on the East Coast.

(b) Other Termination. If the Executive’s employment is terminated due to the death or Disability of the Executive, or by the Company without Cause, or by the Executive for any reason, then the Executive shall not be entitled to receive severance benefits under this Agreement.

(c) Wages and Vacation; Other Benefits. Without regard to the reason for, or the timing of, the Executive’s termination of employment, the Company shall pay the Executive (i) any unpaid wages due for periods prior to the Termination Date; and (ii) all of the Executive’s accrued and unused vacation through the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law. Amounts which are vested or which the Executive is otherwise entitled to receive under any such plan of or any agreement with the Company or any of its affiliated companies at or subsequent to the date of termination of employment shall be payable in accordance with the terms of such plan or program or agreement except as explicitly modified by this Agreement.

SECTION 3. MISCELLANEOUS.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, and the Company and its successors and assigns.

(c) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company at any time, in which case the Executive shall have no further rights under this Agreement except as expressly set forth in Section 2 hereof. This Agreement represents the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes any other agreement between the parties with respect thereto (provided that it shall not supersede the Executive’s obligations under the Confidential Information and Inventions Assignment Agreement).

IN WITNESS WHEREOF, the Executive and the Company, through its duly authorized Officer, have executed this Agreement to be effective as of the day and year first above written.

EXECUTIVE

/s/ KENNETH JACOBSEN
COMPANY

By	/s/ PAUL A. FRIEDMAN

Its	Chief Executive Officer

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